EXHIBIT 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Advances Phase 1/1b Study of APVO436 for Treatment of Acute Myeloid Leukemia and High-Grade Myelodysplastic Syndrome; Dosing in Cohort 10 Ongoing

SEATTLE, WA – May 11, 2021 – Aptevo Therapeutics Inc. (“Aptevo” or “the Company”) (NASDAQ: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported its financial results for the quarter ended March 31, 2021.

“We are pleased to report progress in the clinical trial of our ADAPTIR platform candidate APVO436, with the dose limiting toxicity (DLT) evaluation in cohorts 1 through 9 now completed and 44 patients enrolled to date in cohorts 1-10. We remain confident in the clinical impact potential of APVO436 and our platform technologies, and look forward to sharing interim data readouts from our ongoing APVO436 study later this year,” said Mr. Marvin White, President and CEO of Aptevo. “The transaction with HCR, which we completed in March 2021, provided significant non-dilutive funding, which adds to our cash runway and helps fund the company through the next twelve months.”

First Quarter 2021 Financial Results Summary

As announced in March, Aptevo received $35 million (“the Investment Amount”) from its sale of the right to royalty payments made by Pfizer Inc. ("Pfizer") with respect to net sales of RUXIENCE® to an entity managed by HealthCare Royalty Management, LLC ("HCR"). Aptevo is eligible to receive additional payments in aggregate of up to an additional $32.5 million based on the achievement of sales milestones in 2021, 2022, and 2023 (collectively, the “Milestone Amounts”). The Royalty Purchase Agreement further provides that, once HCR reaches aggregate royalty payments totaling 190% of the Investment Amount plus the Milestone Amounts to the extent paid by HCR to the Company, Aptevo will be entitled to receive 50% of any additional royalty payments by Pfizer thereafter. In connection with this royalty purchase agreement, Aptevo amended its term loan agreement with MidCap Financial and used $10 million of the proceeds received to pay down outstanding principal.

Cash Position: Aptevo had cash and cash equivalents as of March 31, 2021 totaling $58.8 million, including restricted cash of $1.3 million.  The restricted cash is expected to be released over the next twelve months.

Royalty Revenue: Royalty revenue was $2.4 million for the three months ended March 31, 2021, related to the royalty from Pfizer on global net sales of RUXIENCE®, a biosimilar to the drug RITUXAN®, launched by Pfizer in early 2020. RUXIENCE® is a trademark of Pfizer; RITUXAN® is a trademark of Biogen. Due to our continuing involvement under the Definitive Agreement originally between Trubion and Wyeth, we continue to recognize royalty revenue on net sales of RUXIENCE® and record the royalty payments to HCR as a reduction of the liability when paid. As such payments are made to HCR, the balance of the liability will be effectively repaid over the life of the Royalty Purchase Agreement.

Research and Development Expenses:  Research and development expenses increased to $5.4 million for the three months ended March 31, 2021 from $4.0 million for the three months ended March 31, 2020 as we continue to invest in the APVO436 clinical trial and our preclinical candidates, including ALG.APV-527, APVO603 and APVO442.

General and Administrative Expenses: For the three months ended March 31, 2021, general and administrative expenses increased to $3.9 million from $3.6 million for March 31, 2020, with higher costs for professional services.

Other Expense, Net: Other expense, net consists primarily of interest on debt and costs related to debt extinguishment. Other expense, net was $0.8 million for the three months ended March 31, 2021 and $2.4 million for the three months ended March 31, 2020. A slight increase in interest expense this quarter was offset by a significant decrease due to a loss on extinguishment of debt of $2.1 million recognized in the first quarter of 2020 when we repaid our previous loan to MidCap Financial using the proceeds from the sale of Aptevo BioTherapeutics LLC.

Discontinued Operations: Income from discontinued operations was $0.4 million for the three months ended March 31, 2021 and $12.9 million for the three months ended March 31, 2020. For the three months ended March 31, 2021, we collected a deferred payment of $0.2 million from Medexus related to fourth quarter 2020 IXINITY sales and $0.2 million from the Saol Therapeutics, related to the 2017 sale of the Hyperimmune Business to them. For the three months ended March 31, 2020, we recognized net income from discontinued operations totaling $12.9 million. This included the gain on the sale of Aptevo BioTherapeutics LLC of $14.3 million and net operating losses from Aptevo BioTherapeutics LLC of $1.6 million related to the period prior to the sale on February 28, 2020.

Net Income (Loss): Aptevo’s net loss for the three-month period ended March 31, 2021 was $(7.3) million or $(1.64) per share, as compared to a net income of $2.9 million or $0.89 per share for the corresponding period in 2019. Our net loss from continuing operations for the first quarter of 2021 was $(7.6) million compared to $(10.0) million in the first quarter of 2020.

Liability Related to Sale of Future Royalties: We treat the Royalty Purchase Agreement with HCR as a debt financing, amortized under the effective interest rate method over the estimated life of the related expected royalty stream. The liabilities related to sale of future royalties and the debt amortization are based on our current estimates of future royalties expected to be paid over the life of the arrangement. We will periodically assess the expected royalty payments using projections from external sources. To the extent our estimates of future royalty payments are greater or less than previous estimates or the estimated timing of such payments is materially different than previous estimates, we will adjust the effective interest rate and recognize related non-cash interest expense on a prospective basis. We are not obligated to repay the proceeds received under the Royalty Purchase Agreement with HCR.

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$57,524	$39,979
Restricted cash - current	1,257	2,555
Royalty receivable	2,421	2,369
Prepaid expenses	1,565	2,228
Other current assets	83	133
Total current assets	62,850	47,264
Property and equipment, net	2,712	2,815
Operating lease right-of-use asset	2,445	2,722
Other assets	746	746
Total assets	$68,753	$53,547
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$5,352	$5,583
Accrued compensation	1,096	2,757
Liability related to the sale of future royalties, net - short-term	11,748	—
Current portion of long-term debt	10,167	5,000
Other current liabilities	981	1,199
Total current liabilities	29,344	14,539
Liability related to the sale of future royalties, net - long-term	22,172	—
Loan payable - long-term	4,614	20,054
Operating lease liability	2,119	2,360
Total liabilities	58,249	36,953

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 4,449,422 and 4,410,909 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	46	46
Additional paid-in capital	203,320	202,154
Accumulated deficit	(192,862)	(185,606)
Total stockholders' equity	10,504	16,594
Total liabilities and stockholders' equity	$68,753	$53,547

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended March 31,
	2021	2020
Royalty revenue	2,421	—
Operating expenses:
Research and development	(5,362)	(4,006)
General and administrative	(3,947)	(3,616)
Loss from operations	(6,888)	(7,622)
Other expense:
Other expense from continuing operations, net	(782)	(275)
Loss on extinguishment of debt	—	(2,104)
Net loss from continuing operations	$(7,670)	$(10,001)
Discontinued operations:
Income from discontinued operations	$414	$12,898
Net (loss) income	$(7,256)	$2,897

Net loss from continuing operations	$(1.74)	$(3.06)
Net income from discontinued operations	$0.09	$3.94
Basic and diluted net (loss) income per basic share	$(1.64)	$0.89
Weighted-average shares used to compute per share calculations	4,418,472	3,270,089

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. The Company's lead clinical candidate, APVO436, and preclinical candidates, ALG.APV-527 and APVO603, were developed based on the Company's versatile and robust ADAPTIR™ modular protein platform technology. APVO442 was developed based on the new ADAPTIR-FLEX™ platform technology. The ADAPTIR and ADAPTIR-FLEX platforms are capable of generating highly differentiated bispecific and multi-specific antibodies with potentially unique mechanisms of action for the treatment of different types of cancer. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, Aptevo's expectations about the activity of its pre-clinical candidates and potential use as a therapeutic, advancement of its clinical trials and its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, and any other statements containing the words "believes," "expects," "anticipates," "intends," "plans," "forecasts," "estimates," "will" and similar expressions are forward-looking statements. These forward-looking statements are based on Aptevo's current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo's expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause Aptevo's actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo's business or prospects; adverse developments in research and development; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the initiation and enrollment of future clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, actions of activist stockholders, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the novel coronavirus (referred to as COVID-19). Additional risks and factors that may affect results are set forth in Aptevo's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo's expectations in any forward-looking statement.

Contact Information:

Investors

Email: IR@apvo.com

Phone: 206-859-6629

Media

Paul Caminiti / Delia Cannan / Nicholas Leasure

Reevemark

Email: aptevo@reevemark.com

Phone: 212-433-4600

Source: Aptevo Therapeutics